Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2017, relating to the financial statements and financial highlights of Steward Funds Inc., comprising Steward Large Cap Enhanced Index Fund, Steward Small-Mid Cap Enhanced Index Fund, Steward Global Equity Income Fund, Steward International Enhanced Index Fund, Steward Bond Fund, and Steward Covered Call Income Fund, for the year ended April 30, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio
December 12, 2017